Exhibit 10.2

ICOP DIGITAL, INC.

AGREEMENT TERMINATING STOCK GRANT AND OPTIONS

THIS AGREEMENT (“Agreement”) entered into effective on this the 10th day of July, 2008, by and between ICOP DIGITAL, INC., a Colorado corporation, (the “Company”) and LAURA E. OWEN, (“Owen”).

WITNESSETH:

WHEREAS, Owen is the President/COO of the Company is the holder of an unvested grant of 100,000 shares of common stock of the Company and entitlement to an associated supplemental bonus, all which remain subject to a substantial risk of forfeiture pursuant to that certain Restricted Stock Award Agreement effective May 4, 2006, as amended, (the “Stock Grant”); and

WHEREAS, Owen is the holder of a 50,000 share Non-Qualified Stock Option dated August 8, 2007, a 25,000 share Non-Qualified Stock Option dated May 4, 2006 and a 12,500 share Non-Qualified Stock Option dated May 4, 2006, as amended, (collectively the “Prior Stock Options”); and

WHEREAS, the Company is initiating a registered public offering of it’s stock and has requested that Owen agree to terminates the Stock Grant and restructure the Prior Stock Options to benefit the potential future cash flow of the Company and general best interest of the Company; and

WHEREAS, Owen acknowledge that it is in the best interest of the Company and agrees to the termination of the Stock Grant and restructuring of the Prior Stock Options and issuance of options in recognition of Owen’s agreement.

NOW, THEREFORE in consideration of the above and foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Cancellation of Stock Grant and Prior Options Effective on the date hereof, the Company and Owen hereby terminate and cancel (i) the Restricted Stock Award Agreement dated effective May 4, 2006, as amended and all right title of Owen to the Stock Grant and associated supplemental bonus, and (ii) the Prior Stock Options.

2. Restructuring of Stock Options In recognition of Owen’s willingness to terminate the Stock Grant and Prior Stock Options, all to the substantial financial benefit of the Company and in recognition of Owen’s leadership and services to the Company, the Company agrees to grant certain stock options to Owen. Effective upon the date hereof, the Company Board of Directors has by separate resolution awarded Owen 200,000 shares of Non-Qualified Stock Options with a term of ten (10) years at an exercise price equivalent to closing the market price of common stock of the Company on the date hereof.

3. Indemnification of Owen. The parties hereto intend and assume that the cancellation of the Stock Grant and restructuring of Owen’s Prior Stock Options comply with the Internal Revenue Code and rules promulgated thereunder, including, but not limited to Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. To the extent that the entry into this Agreement is found not to be in compliance with any such rule, the Company agrees to indemnify, save and hold Owen harmless with regard to any tax, penalty or interest assessed against or found to be due and owing from Owen.

4. Headings For Reference Only The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

5. Governing Law This agreement shall be governed by the laws of the State of Kansas

6. Validity The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7. Entire Agreement This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Company:

ICOP DIGITAL, INC., a Colorado Corporation

/s/ Roger Mason
ROGER MASON,
Chairman of Compensation Committee

Owen:

/s/ Laura E. Owen
LAURA E. OWEN